Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS THIRD QUARTER RESULTS INCLUDING RECORD BACKLOG

•                  Q3 NEW AWARDS OF $6.7 BILLION

•                  BACKLOG RISES TO A RECORD $41.8 BILLION

•                  2011 EPS GUIDANCE NARROWED TO A RANGE OF $3.20 TO $3.40

•                  2012 EPS GUIDANCE ESTABLISHED AT A RANGE OF $3.40 TO $3.80

IRVING, TEXAS — November 3, 2011 — Fluor Corporation (NYSE: FLR) announced financial results for its third quarter ended September 30, 2011.  Net earnings attributable to Fluor for the third quarter were $135 million, or $0.78 per diluted share, compared with a loss of $54 million, or $0.30 per diluted share a year ago.  Segment profit for the third quarter of 2011 was $236 million, including a $38 million pre-tax charge for increased costs to complete the Greater Gabbard Offshore Wind Project.  This compares with segment profit of $38 million in the third quarter of 2010, which was impacted by charges in the Industrial & Infrastructure segment on Greater Gabbard and a completed road project.  Revenue for the current quarter increased 10 percent to $6.0 billion, from $5.5 billion in the third quarter of 2010.

“We are encouraged that our strong market position has once again enabled us to book substantial new work and grow our backlog,” said Chief Executive Officer David Seaton.  “While there are continuing concerns about the global macroeconomic environment, we have not seen any material change in our clients’ capital spending outlook to date.”

New awards for the third quarter were a strong $6.7 billion, which compares with $7.6 billion a year ago.  The current quarter included $2.8 billion of awards in Industrial & Infrastructure, $1.7 billion in Government, $1.6 billion in Oil & Gas and $470 million in Power.  Consolidated backlog at the end of the third quarter rose to a record $41.8 billion, which is a $1.5 billion increase over last quarter and a 27 percent increase from a year ago.

Corporate G&A expense for the quarter was $37 million, compared with $40 million in the third quarter of 2010.  During the quarter the company completed a $500 million offering of 10 year unsecured notes to enhance cash balances in the United States.  The company also repurchased 4.2 million shares during the third quarter for $241 million.  Cash plus current and non-current marketable securities rose to $2.8 billion at quarter-end, up from $2.5 billion last quarter and $2.5 billion a year ago.

Outlook

The company’s guidance for 2011 EPS has been narrowed to a range of $3.20 to $3.40 per share, from the previous range of $3.10 to $3.40 per share, reflecting the strength of operating results to date.  Looking ahead to 2012, the company expects varying levels of profit growth from all business segments except Power, which continues to experience particularly weak market conditions.  The company is establishing its initial guidance for 2012 earnings at a range of $3.40 to $3.80 per share, which includes the estimated impact of ongoing operating expenses associated with the company’s recently announced investment in NuScale Power.

Business Segments

Fluor’s Oil & Gas segment reported growth in third quarter revenue to $2.2 billion, up 27 percent from the third quarter of 2010.  Segment profit was effectively flat at $74 million, compared with $75 million a year ago, reflecting a shift in the current project mix toward lower margin construction activities.  New awards in the third quarter totaled $1.6 billion, including topsides for an offshore platform project in Canada and additional scope on a petrochemical project in the Middle East.  Ending backlog for Oil & Gas at September 30, 2011 was $14.6 billion, which compares with $14.9 billion last quarter, and is up 25 percent from $11.7 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported an 11 percent revenue increase to $2.4 billion, reflecting continued growth in the mining and metals business line.  Segment profit in the third quarter was $67 million, compared with a loss of $147 million a year ago, when a charge of $163 million was taken for cost increases on the Greater Gabbard project and an adverse legal ruling impacted the collectability of $95 million in amounts due the company on a completed road project.  During the current quarter the company recorded a charge of $38 million on the Greater Gabbard project for additional costs primarily associated with the installation of subsea cabling.  Challenges in the cable installation process have been compounded by the bankruptcy of a critical subcontractor in January which forced the project to secure alternative vessels and equipment.  The project is approximately 90 percent complete and is expected to be substantially complete in early 2012.  New awards in the quarter were $2.8 billion, including the infrastructure and processing facilities for a major copper project in Peru.  Ending backlog rose to $22.3 billion, up from $21.4 billion last quarter and up 29 percent from $17.3 billion a year ago.

Revenue for the Government segment rose by 11 percent to $882 million in the third quarter of 2011, mainly due to increased activity on LOGCAP IV task orders in Afghanistan, and project activities associated with the gaseous diffusion project in Portsmouth, Ohio which was awarded in the first quarter of 2011.  Segment profit for the quarter increased 24 percent to $43 million, from $35 million a year ago, reflecting increased contributions from LOGCAP IV task orders.  Third quarter new awards totaled $1.7 billion, compared with $1.2 billion a year ago, including the annual funding of the Portsmouth and Savannah River contracts for the Department of Energy and increased funding for LOGCAP IV task orders in Afghanistan.  Ending backlog rose to $1.8 billion, up from $1.0 billion a year ago.

The Global Services segment reported revenue of $390 million, down 7 percent from the third quarter of last year when the operations and maintenance business line had substantial volume from Gulf Coast oil spill cleanup activities.  Segment profit rose 11 percent to $39 million, compared with $35 million a year ago, reflecting increased contributions from the equipment and temporary staffing business lines.  New awards for operations and maintenance contracts in the third quarter were $302 million, compared with $478 million last year.   Backlog was $2.0 billion at the end of the third quarter, which compares with $2.2 billion a year ago.

Fluor’s Power segment reported revenue of $143 million, down from $383 million in the third quarter of 2010.  Segment profit in the third quarter declined to $13 million, from $40 million in the third quarter of 2010.  Lower segment results are mainly due to the impact of continued weak demand for new power generation capacity coupled with the completion of several large projects in prior periods.  Segment new awards were $470 million in the third quarter, including a major environmental compliance program in the United States.  Ending backlog rose to $1.1 billion, from $744 million last quarter and $855 million a year ago.

Results for the Nine Months

Net earnings attributable to Fluor for the first nine months of 2011 were $441 million, up from $240 million for the first nine months of 2010, primarily due to strong performance by the Industrial & Infrastructure segment in 2011 and project charges which adversely impacted 2010.  Earnings per diluted share for the nine months improved to $2.51, which compares with $1.33 per diluted share for the same period last year.  Revenue for the first nine months of 2011 was $17.1 billion, up 10 percent from $15.6 billion in the first nine months of last year.

Third Quarter Call

Fluor will host a conference call at 5:30 p.m. Eastern Time on Thursday, November 3, which will be webcast live on the Internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.  Certain non-GAAP financial measures, as defined under SEC rules, are included in this press release and may be discussed during the conference call.  A reconciliation of these measures is included in this press release which will be posted in the investor relations section of the Company’s website.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenue of $20.8 billion in 2010.  For more information visit www.fluor.com.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management “believes,” “expects,” “anticipates,” “plans” or other similar expressions).  These forward-looking statements, including statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves are based on current management expectations and involve risks and uncertainties.  Actual results may differ materially as a result of a number of factors, including, among other things, failure to achieve projected backlog, revenue and/or earnings levels; difficulties or delays incurred in the execution of contracts, resulting in cost overruns or liabilities, including those caused by the performance of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; intense competition in the global engineering, procurement and construction industry, which can place downward pressure on the Company’s contract prices and profit margins; the financial viability and concentration of the Company’s clients, subcontractors, suppliers and joint venture or teaming partners; the cyclical nature of many of the markets the Company serves, including the Company’s commodity-based business lines, and the Company’s vulnerability to downturns; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the Company’s failure to receive anticipated new contract awards and the related impacts on staffing levels and cost; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; risks or uncertainties associated with past or future acquisitions or dispositions; foreign economic and political uncertainties; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; the effects of severe weather, which may result in project delays, increased costs, liabilities or losses on projects; client cancellations of, or scope adjustments to, existing contracts, including the Company’s government contracts that may be terminated at any time, and the related impacts on staffing levels and cost; the potential impact of certain tax matters including, but not limited to, those from foreign operations and ongoing audits by tax authorities; delays or defaults in client payments; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients; failure to maintain safe worksites; liabilities arising for faulty engineering services; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 23, 2011 and our Form 10-Q filed on August 4, 2011. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2011	2010
Revenue	$6,037.6	$5,511.5
Cost and expenses:
Cost of revenue	5,775.5	5,449.6
Corporate general and administrative expense	37.3	39.6
Interest income, net	(6.1)	(2.6)
Total cost and expenses	5,806.7	5,486.6
Earnings before income taxes	230.9	24.9
Income tax expense	69.3	54.9
Net earnings	161.6	(30.0)
Net earnings attributable to noncontrolling interests	(26.2)	(23.6)
Net earnings attributable to Fluor Corporation	$135.4	$(53.6)
Basic earnings per share
Net earnings	$0.79	$(0.30)
Weighted average shares	171.6	178.2
Diluted earnings per share
Net earnings	$0.78	$(0.30)
Weighted average shares	173.2	178.2
New awards	$6,747.3	$7,568.5
Backlog	$41,833.0	$32,984.1
Work performed	$5,883.5	$5,381.1

NINE MONTHS ENDED SEPTEMBER 30	2011	2010
Revenue	$17,129.3	$15,582.5
Cost and expenses:
Cost of revenue	16,290.1	14,976.4
Corporate general and administrative expense	102.2	98.3
Interest income, net	(16.2)	(9.3)
Total cost and expenses	16,376.1	15,065.4
Earnings before income taxes	753.2	517.1
Income tax expense	238.9	215.1
Net earnings	514.3	302.0
Net earnings attributable to noncontrolling interests	(73.7)	(61.6)
Net earnings attributable to Fluor Corporation	$440.6	$240.4
Basic earnings per share
Net earnings	$2.54	$1.35
Weighted average shares	173.6	178.2
Diluted earnings per share
Net earnings	$2.51	$1.33
Weighted average shares	175.8	180.9
New awards	$22,630.9	$20,272.9
Backlog	$41,833.0	$32,984.1
Work performed	$16,701.8	$15,222.1

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2011		2010
Revenue
Oil & Gas	$2,217.9		$1,748.8
Industrial & Infrastructure	2,404.0		2,167.7
Government	882.4		792.8
Global Services	389.9		418.9
Power	143.4		383.3
Total revenue	$6,037.6		$5,511.5

Segment profit $ and margin %
Oil & Gas	$73.7	3.3%	$75.3	4.3%
Industrial & Infrastructure	67.5	2.8%	(147.4)	-6.8%
Government	43.0	4.9%	34.7	4.4%
Global Services	39.1	10.0%	35.2	8.4%
Power	12.6	8.8%	40.5	10.6%
Total segment profit $ and margin %	$235.9	3.9%	$38.3	0.7%

Corporate general and administrative expense	(37.3)		(39.6)
Interest income, net	6.1		2.6
Earnings attributable to noncontrolling interests	26.2		23.6
Earnings before taxes	$230.9		$24.9

NINE MONTHS ENDED SEPTEMBER 30	2011		2010
Revenue
Oil & Gas	$5,852.1		$5,648.8
Industrial & Infrastructure	6,992.8		5,230.6
Government	2,548.9		2,232.3
Global Services	1,174.5		1,084.8
Power	561.0		1,386.0
Total revenue	$17,129.3		$15,582.5

Segment profit $ and margin %
Oil & Gas	$204.2	3.5%	$265.3	4.7%
Industrial & Infrastructure	268.5	3.8%	(67.3)	-1.3%
Government	108.8	4.3%	105.0	4.7%
Global Services	111.4	9.5%	94.3	8.7%
Power	71.8	12.8%	146.6	10.6%
Total segment profit $ and margin %	$764.7	4.5%	$543.9	3.5%

Corporate general and administrative expense	(102.2)		(98.3)
Interest income, net	16.2		9.3
Earnings attributable to noncontrolling interests	74.5		62.2
Earnings before taxes	$753.2		$517.1

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

	SEPTEMBER 30,	DECEMBER 31,
	2011	2010
Cash and marketable securities, including noncurrent	$2,759.4	$2,607.4
Total current assets	6,049.4	5,562.8
Total assets	8,189.8	7,614.9
Total short-term debt	23.7	96.7
Total current liabilities	3,795.9	3,523.4
Long-term debt	513.4	17.8
Shareholders’ equity	3,295.8	3,497.0

Total debt to capitalization % (based on shareholders’ equity)	14.0%	3.2%
Shareholders’ equity per share	$19.43	$19.82

SELECTED CASH FLOW ITEMS

($ in millions)

NINE MONTHS ENDED SEPTEMBER 30	2011	2010

Cash provided by operating activities	$711.2	$210.4

Investing activities
Net sales and maturities of marketable securities	95.2	415.1
Capital expenditures	(237.4)	(211.3)
Proceeds from disposal of property, plant and equipment	43.6	39.2
Other items	(6.1)	(10.9)
Cash (utilized) provided by investing activities	(104.7)	232.1

Financing activities
Repurchase of common stock	(599.9)	(17.1)
Dividends paid	(66.4)	(67.6)
Proceeds from issuance of Senior Notes	495.6	—
Repayment of convertible debt	(73.0)	(10.5)
Distributions paid to noncontrolling interests	(72.3)	(55.6)
Capital contribution by joint venture partner	22.6	1.0
Repayment of corporate-owned life insurance loans	—	(32.2)
Other Items	(6.1)	(7.1)
Cash utilized by financing activities	(299.5)	(189.1)

Effect of exchange rate changes on cash	(55.7)	36.7

Increase in cash and cash equivalents	$251.3	$290.1

Depreciation	$148.0	$139.2

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2011		2010		% Chg

Oil & Gas	$1,562	23%	$2,879	38%	(46)%
Industrial & Infrastructure	2,758	41%	3,003	40%	(8)%
Government	1,655	25%	1,162	15%	42%
Global Services	302	4%	478	6%	(37)%
Power	470	7%	47	1%	900%
Total new awards	$6,747	100%	$7,569	100%	(11)%

NINE MONTHS ENDED SEPTEMBER 30	2011		2010		% Chg

Oil & Gas	$5,777	25%	$5,313	26%	9%
Industrial & Infrastructure	11,734	52%	11,223	55%	5%
Government	3,598	16%	2,229	11%	61%
Global Services	888	4%	1,222	6%	(27)%
Power	634	3%	286	2%	122%
Total new awards	$22,631	100%	$20,273	100%	12%

BACKLOG TRENDS

($ in millions)

AS OF SEPTEMBER 30	2011		2010		% Chg

Oil & Gas	$14,645	35%	$11,674	35%	25%
Industrial & Infrastructure	22,292	53%	17,267	52%	29%
Government	1,795	4%	1,038	3%	73%
Global Services	2,025	5%	2,150	7%	(6)%
Power	1,076	3%	855	3%	26%
Total backlog	$41,833	100%	$32,984	100%	27%

United States	$8,486	20%	$9,618	29%	(12)%
The Americas	12,457	30%	9,691	29%	29%
Europe, Africa and the Middle East	9,222	22%	9,125	28%	1%
Asia Pacific	11,668	28%	4,550	14%	156%
Total backlog	$41,833	100%	$32,984	100%	27%